Exhibit 16.1

October 16, 2024

Securities and Exchange Commission

Office of the Chief Accountant of the SEC

100 F St NE

Washington, D.C. 20549

Dear Ladies and Gentlemen:

Effective with the completion of our review of the Company’s Form 10-Q for the quarter ended September 28, 2024, we will become the former independent registered public accounting firm for CPS Technologies Corp. (the “Company”). We have read the Company’s statements included under Item 4.01(a) of its Form 8-K filed on October 16, 2024 and we agree with such statements concerning our firm.

/s/ Wolf & Company, P.C.